Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

Heritage Oaks Bancorp Reports Third Quarter 2009 Financial Results

Paso Robles, CA – October 29, 2009 – Heritage Oaks Bancorp (the “Company”), (NASDAQ: HEOP), the parent company of Heritage Oaks Bank (the “Bank”), today reported a net loss of $5.6 million for the third quarter of 2009 or $0.70 per diluted common share compared to net income of $0.5 million or $0.07 per diluted common share for the third quarter of 2008.  Third quarter 2009 results reflect a provision for loan losses of $9.8 million compared to $3.2 million for the third quarter of 2008.  For the first nine months of 2009, the Company reported a net loss of $4.2 million or $0.53 per diluted common share compared to net income of $2.9 million or $0.37 per diluted common share for the first nine months of 2008.

Third quarter highlights:

•
Total revenue, consisting of net interest income and non interest income, was $10.9 million and $33.4 million for the three and nine months ended September 30, 2009, respectively compared to $11.0 million and $32.9 million in the same periods for 2008.

•	Net interest margin was 4.34% for the third quarter and 4.75% for the first nine months of 2009.
•	Total deposits, exclusive of brokered deposits, increased $71.0 million during the third quarter and $181.6 million for the first nine months of 2009.
•	Total gross loans increased $29.7 million year-to-date and $43.5 million from a year ago.
•	Non-performing assets totaled $42.4 million or 4.58% of total assets.
•	Allowance for loan losses totaled $15.9 million or 2.24% of total gross loans.
•	Provisions for loan losses totaled $9.8 million for the quarter and $14.6 million year-to-date.
•	OREO write-downs totaled approximately $1.4 million.
•	The Company remained well capitalized with Tier I Capital ratio at 10.52% and Total Risk-Based Capital ratio at 11.78%.

Commenting on the results for the quarter, Lawrence Ward, President and Chief Executive Officer, stated, “During the quarter we strengthened our loan loss reserve and realized appropriate write-downs to non-accrual loans and OREO while maintaining strong capital ratios.  While we were not satisfied with reporting a loss for the quarter, we believe that our actions were prudent in the current environment.  Even though the Bank has faced significant challenges with respect to asset quality, we are pleased that our core business remains solid with total revenue of $10.9 million for the third quarter compared to $11.0 million reported in the same period a year earlier.  For the first nine months of 2009, total revenue totaled $33.4 million compared to $32.9 million for the same period a year earlier.  Impacting total revenue was the reversal of interest for non-accrual loans of approximately $1.1 million and $1.2 million for the three and nine months ended September 30, 2009, respectively.  Approximately $846 thousand of this amount has been recovered on a loan that returned to performing status subsequent to quarter end and will be reflected in the fourth quarter of 2009.  This recovery and return to performing status results in non-performing assets being reduced by approximately 25%. Additionally, our franchise value in terms of core deposit relationships continues to be enhanced with quarterly growth of $57.6 million and year-to-date growth of $126.4 million in core deposits.  The Company and Bank remain well-capitalized and are dedicated to prudent underwriting standards, and staying selective with respect to the types of new loans originated. The preservation of capital and commitment to our customers and the communities we serve remain of paramount importance.  The strong core deposit growth realized year-to-date in 2009 demonstrates that we have capitalized on an opportunity for organic growth within our primary market area.”

Asset Quality

Ward further stated, “The Bank devotes considerable resources to the monitoring of credit quality and management of problem assets.  In July 2009, the Company announced that Ron Oliveira joined the Bank as Executive Vice President and Chief Operating Officer/Chief Credit Officer. Mr. Oliveira brings over 27 years of banking experience to our institution.  The expansion of our Special Assets Department has also contributed significantly to the oversight of credit quality and the workout of problem credits.  We are committed to the speedy resolution of problem assets and continue to work with borrowers where possible.”

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Ward went on to state, “In connection with the expansion of our credit management activities, we put in place a more vigorous internal and external loan review program.  During the third quarter, an independent loan review firm completed a semi-annual loan portfolio examination to augment management’s internal loan review.  As a result of feedback from this review and in connection with our own effort to identify and reserve for perceived credit risks in the portfolio, we moved approximately $34.2 million in loan balances to non-accruing status.  As of September 30, 2009, non-accruing loan balances totaled approximately $39.4 million or 5.61% of total gross loans, and non-performing assets totaled approximately $42.4 million and represented 4.58% of total assets.  These totals include one loan of $10.7 million that was classified as non-accrual as of September 30, 2009, but has since been returned to accrual status.  The return to accrual status will result in $846 thousand in interest income charged off in the third quarter being recognized in the fourth quarter of 2009.”

Additionally, as part of the Bank’s ongoing efforts to manage credit quality, the list of credits placed on watch status expanded in an effort to identify and monitor these credits and to mitigate future credit quality issues or minimize potential losses on a proactive basis.  Management utilizes the watch list, among other things, to manage credit risk and monitor loans as they migrate through the credit cycle, from performing status to watch to non-accruing status and/or potential loss.  As a result of the increased number of loans on our watch list, the increase in loans moved to non-accrual status and the loan charge-offs realized during the quarter, the Bank continues to take steps to build the loan loss reserve.  Provisions for loan losses for the first nine months of 2009 totaled approximately $14.6 million.  As of September 30, 2009, the allowance for loan losses stood at approximately $15.9 million or 2.24% of total gross loans.

“We are dedicated to diligent oversight of the loan portfolio.  Recently, the loan portfolio has undergone a semi-annual review, performed by an independent asset quality review firm,” said Ward.  “The institution of a semi-annual review of the loan portfolio in addition to regular reviews performed internally has been instrumental in helping the Bank to more quickly identify and manage potential credit issues.  Management continues to work with borrowers where possible and collateral is being actively marketed in an effort to mitigate potential losses to the Bank.”

Loans charged-off in the third quarter totaled approximately $5.0 million, bringing the total of charged-off loans for the year to approximately $9.1 million.  The majority of these charged-off loans occurred within the segments of land, construction, and commercial and industrial loans.  Net charge-offs to average gross loans were 0.70% during the quarter and 1.29% during the first nine months of 2009.

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

The following provides a reconciliation of the change in non-accruing loans for the three months ended September 30, 2009:

	Balance	Additions to				Transfers	Balance
	June 30,	Non-Accruing	Net		Returns to	to Foreclosed	September 30,
(dollars in thousands)	2009	Balances	Paydowns	Charge-offs	Accrual	Collateral	2009
Real Estate Secured
Multi-family residential	$-	$-	$-	$-	$-	$-	$-
Residential 1 to 4 family	392	1,184	-	(304)	-	-	1,272
Home equity line of credit	320	-	-	-	-	-	320
Commercial	2,776	3,079	(67)	(41)	-	-	5,747
Farmland	-						-
Commercial
Commercial and industrial	5,316	1,174	(29)	(503)	-	-	5,958
Agriculture	384	4,922	(183)	(1,909)	-	-	3,214
Other	-	-	-	-	-	-	-
Construction
Single family residential	678	642	(380)	-	-	-	940
Single family residential - Spec.	1,589	683	-	(397)	-	(1,192)	683
Tract	-	2,215	-	-	-	-	2,215
Multi-family	-	-	-	-	-	-	-
Hospitality	-	-	-	-	-	-	-
Commercial	-	-	-	-	-	-	-
Land	511	20,294	(11)	(1,801)	-	-	18,993
Installment loans to individuals	132	48	(4)	(42)	-	(83)	51
All other loans	-	-	-	-	-	-	-

Totals	$12,098	$34,241	$(674)	$(4,997)	$-	$(1,275)	$39,393

The following provides a reconciliation of the change in non-accruing loans for the nine months ended September 30, 2009:

	Balance	Additions to				Transfers	Balance
	December 31,	Non-Accruing	Net		Returns to	to Foreclosed	September 30,
(dollars in thousands)	2008	Balances	Paydowns	Charge-offs	Accrual	Collateral	2009
Real Estate Secured
Multi-family residential	$-	$-	$-	$-	$-	$-	$-
Residential 1 to 4 family	265	1,330	(19)	(304)	-	-	1,272
Home equity line of credit	320	-	-	-	-	-	320
Commercial	1,961	4,477	(615)	(41)	-	(35)	5,747
Farmland	-	-	-	-	-	-	-
Commercial
Commercial and industrial	7,060	2,758	(376)	(1,728)	(14)	(1,742)	5,958
Agriculture	-	5,307	(184)	(1,909)	-	-	3,214
Other	-	-	-	-	-	-	-
Construction
Single family residential	-	1,465	(380)	(145)	-	-	940
Single family residential - Spec.	5,990	3,557	-	(2,073)	(1,250)	(5,541)	683
Tract	-	2,215	-	-	-	-	2,215
Multi-family	-	-	-	-	-	-	-
Hospitality	-	-	-	-	-	-	-
Commercial	-	-	-	-	-	-	-
Land	2,720	21,715	(373)	(2,792)	-	(2,277)	18,993
Installment loans to individuals	11	272	(6)	(143)	-	(83)	51
All other loans	-	-	-	-	-	-	-

Totals	$18,327	$43,096	$(1,953)	$(9,135)	$(1,264)	$(9,678)	$39,393

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Non-Accruing Loans

Real Estate Secured – Commercial (“CRE”)

Comprising a considerable portion of balances within this category are seven loans to four borrowers in the aggregate amount of $4.5 million.  These seven loans represented 77% of total CRE balances and 17% of total non-accruing loans as of September 30, 2009.  These loans are well secured and the Bank is working with the respective borrowers where possible to liquidate the collateral.

Commercial and Industrial (“C&I”)

The majority of C&I balances can be attributed to one loan with a current book balance of approximately $3.6 million, comprising 61% of total non-accruing C&I balances and 14% of total non-accruing balances as of September 30, 2009.  This loan is secured by property in the Bank’s primary market area that has a current appraisal received October 13, 2009 that supports the amount carried on the balance sheet.  Other significant balances within this category include two loans to two borrowers, totaling approximately $0.9 million, representing 16% of total C&I non-accruing balances.

With regard to agriculture loans, the linked quarter increase is the direct result of one particular credit that was written down to the fair value.  The remaining balance is considered to be reflective of the current value of the collateral.

Construction

A significant portion of non-accruing construction balances can be attributed in large part to eight tract loans to one borrower totaling approximately $1.3 million.  All eight loans have approved purchase contracts in place and have been sold under a state assisted low income housing program.  Four of the loans are set to close prior to the end of October with the other four to close shortly thereafter.

Land

The largest credit within this category was the $10.7 million loan discussed above that has since returned to accrual status. The large majority of the remaining balances within this category can be attributed to five loans to three borrowers totaling approximately $7.3 million.  These five loans represented 87% of total non-accruing land balances and 28% of all non-accruing balances.  During the third quarter, the Bank placed seven loans within this segment of the portfolio on non-accruing status, including the five loans previously mentioned.  The majority of the increase can be attributed to two loans to one borrower.  Placing these loans on non-accrual status was the result of additional information obtained regarding the borrower’s financial condition and management’s evaluation of the independent review performed on these credits.  As the result of receiving new appraisals, three loans to two borrowers were written-down by approximately $1.2 million during the third quarter of 2009. Management is in the process of obtaining updated appraisal information for the collateral securing the remaining loans and is working with the borrowers to bring about resolution.

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Other Real Estate Owned (“OREO”)

At September 30, 2009, OREO balances stood at approximately $2.6 million or $4.1 million lower than the $6.7 million reported at June 30, 2009.  During the quarter, the Bank sold five properties previously booked in the aggregate amount of $3.9 million.  In connection with these sales, the Bank recognized aggregate losses of approximately $0.2 million.  Contributing further to the quarter-over-quarter decline in OREO balances was the write-down of two properties in the aggregate amount of $1.4 million, based on updated appraisal information.  The larger of the two properties represents land for commercial development.  Additions to OREO include one residential speculative property carried at $1.2 million that is currently in escrow and anticipated to close by the middle of November 2009.

The following provides a summary of the change in OREO balances for the three and nine months ended September 30, 2009:

	For the three months ended	For the nine months ended
(dollars in thousands)	September 30, 2009	September 30, 2009
Beginning Balance	$6,669	$1,337
Additions	1,192	9,595
Dispositions	(3,877)	(6,876)
Write-downs	(1,377)	(1,449)

Balance September 30, 2009	$2,607	$2,607

Capital Position

At September 30, 2009, the Company’s Tier I and Total Risk-Based Capital totaled approximately $82.5 million and $92.4 million, respectively.  The Tier I Capital ratio was 10.52%, while the total Risk-Based Capital ratio was 11.78% at quarter end.  The Tier I and Total Risked Based totals reflect approximately $4.9 million in disallowed deferred tax assets.  As of September 30, 2009, the Company was well capitalized by regulatory standards.

Shareholders’ equity was approximately $87.8 million at September 30, 2009, compared to $91.3 million reported at June 30, 2009 and $70.0 million reported at December 31, 2008.  Book value per common share was $8.82 at September 30, 2009, compared to the $9.03 per share reported at December 31, 2008.

Liquidity

The liquidity ratio was 19.65% at September 30, 2009, compared to 16.36% at June 30, 2009 and 6.79% at December 31, 2008.  At September 30, 2009, the Bank had remaining borrowing capacity with the FHLB in the approximate amount of $117.7 million.  During the quarter, the Bank established a new credit arrangement with a correspondent Bank totaling $15.0 million.  With the addition of this new credit arrangement, the Bank has the ability to purchase Fed Funds in the aggregate amount of $35.0 million as of September 30, 2009, up from the $20.0 million reported at June 30, 2009.

Balance Sheet

Total deposits increased approximately $49.5 million during the quarter and approximately $150.0 million year-to-date.  Exclusive of brokered deposits, total deposits increased approximately $71.0 million during the quarter and approximately $181.6 million during the first nine months of the year.  Strong core deposit growth has allowed the Bank to pay down approximately $21.5 million in brokered funds during the quarter and approximately $31.6 million year-to-date.  Promotions the Bank engaged in during the year have been instrumental in bringing new relationships to the Bank, further enhancing the Bank’s core funding balances and keeping the cost of funds down.  For the three and nine months ended September 30, 2009, the Bank’s cost of deposits and cost of funds were both 1.28% and 1.27%, respectively.  All 15 of our branch offices have experienced significant deposit growth with the growth balanced between non interest bearing demand, interest checking, money market, and time certificates.  We attribute a portion of our deposit growth in 2009 to a new customer base, as we continue to see migration from larger institutions as well as troubled institutions within our market.  Total deposits were approximately $753.5 million at September 30, 2009, compared to the $704.0 million and $603.5 million reported at June 30, 2009 and December 31, 2008, respectively.  Core deposits totaled approximately $626.3 million or 83.1% of total deposits at quarter end.  This compares to $568.7 million and $499.9 million for June 30, 2009 and December 31, 2008, respectively.

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

FHLB borrowings totaled $65.0 million as of September 30, 2009, unchanged from the prior quarter and down approximately $44.0 million from December 31, 2008.  The cost of borrowings from the FHLB averaged 0.63% for the quarter and 0.81% year to date.

Loan growth continues to remain relatively solid in all of our primary markets.  However, we remain cautious with all new loan originations.  The Bank is seeing a more modest level of loan growth relative to prior periods, due primarily to weak economic conditions and our more stringent underwriting criteria.  The Bank continues to remain very conservative with the loans we fund and we are requiring clients to commit more capital to certain projects, specifically construction.  Gross loans increased $12.0 million during the third quarter and $29.7 million year-to-date.  Loan growth during the third quarter can be attributed in large part to the funding of one $9.0 million credit in the commercial real estate segment to purchase professional office space, with three national tenants.  This credit was originated with a 50% loan to value ratio and a debt coverage ratio of 2.4 times.

The securities portfolio increased by $27.1 million during the third quarter to $102.9 million. The Bank sought to take advantage of increased credit spreads available on investment securities and to invest excess liquidity in cash flow generating instruments in the absence of loan originations. Unrealized losses, net-of-tax, declined in the third quarter by approximately $1.9 million.  More rational pricing of mortgage related securities as well as increases in the values of certain opportunistic purchases made during the first and second quarters of 2009 contributed significantly to the rise in the fair value of the portfolio. Management periodically evaluates investments in the portfolio for other than temporary impairment and more specifically when conditions warrant such an evaluation.  As of September 30, 2009, the majority of unrealized losses in the portfolio were attributable to certain holdings of mortgage related securities.  Based on pre-purchase cash flow analyses, cash flows on these securities are within a range of expectations.  As of September 30, 2009, management does not believe unrealized losses in the portfolio are other than temporary.  The investment portfolio contains no collateralized debt obligations.

Net Interest Margin

For the three and nine months ended September 30, 2009, the net interest margin was 4.34% and 4.75%, respectively.  The net interest margin for the three and nine months ended September 30, 2008 was 5.18% and 5.26%, respectively. The margin declined 57 basis points on a quarter over quarter basis, primarily as the result of approximately $1.1 million in interest reversals for non-accrual loans and also a function of elevated levels of Fed Funds sold at an average rate of 25bps.  Our core deposit growth, however, continues to aid us in keeping our margin above peer levels.  The year over year decline can be attributed to lower earning asset yields, reversal of non-accrual loan interest and the result of the significant decline in the prime rate over the last two years.

Operating Results

Total revenue, consisting of net interest income before the provision for loan losses and non-interest income, was $10.9 million in the third quarter, down $0.5 million from the second quarter and $0.2 million from that reported a year ago.  For the first nine months of the year, total revenues consisting of net interest income and non interest income, were $33.4 million or approximately $0.5 million higher than that reported a year earlier.  Net interest income was $9.3 million during the third quarter or $0.3 million and 2.7% less when compared to that reported a year earlier.  Year-to-date, net interest income increased to $28.7 million, $0.4 million or 1.6% higher compared to that reported during the same period ended a year earlier.  Total interest expense increased $0.2 million or 6.9% to $2.6 million in the third quarter when compared to the $2.4 million reported for the second quarter.  Higher core deposit balances contributed to the quarter over quarter increase.  When compared to the same quarter to date period ended a year earlier, interest expense fell approximately $0.4 million or 13.8%.  For the first nine months of 2009, interest expense totaled approximately $7.4 million.  When compared to the same period ended a year earlier, this represents a decline of approximately $2.3 million or 24.2%.

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Non interest income totaled approximately $1.6 million for the third quarter.  This represents increases of $0.1 million when compared to the same period ended a year earlier and approximately $0.1 million when compared to the second quarter of 2009.  Impacting year over year results was a $0.1 million increase in mortgage origination fee income and gains on the sale of investment securities and SBA loans totaling approximately $0.2 million and $0.1 million, respectively.  Offsetting these increases were losses the Bank incurred on the sale of OREO properties in the aggregate amount of $0.2 million as well as an approximate $0.1 million decline in service charge fee income.

Year-to-date non interest income totaled approximately $4.8 million, which represents an increase of approximately $45 thousand when compared to that reported in the same period ended a year earlier.  A $0.5 million increase in mortgage origination fee income and gains the Bank recognized on the sale of investment securities and SBA loans, totaling approximately $0.3 million and $0.1 million, respectively, contributed to the year-over-year increase.  However, the increase was offset by the absence of $0.3 million in income the Bank recognized in 2008 related to the Visa, Inc. IPO, losses the Bank incurred on the sale of OREO properties in the aggregate amount of $0.3 million and an approximate $0.3 million decline in service charge fee income.

Non interest expense totaled approximately $10.3 million for the third quarter.  This represents increases of approximately $2.2 million over the second quarter and approximately $3.1 million over the same period ended a year earlier.  During the quarter, the Bank wrote-down the value of one OREO property by $1.3 million, based on new appraisal information. This property represents land for commercial development. Other items impacting the year-over-year change in non interest expense were higher salaries and employee benefits, increased occupancy costs and higher regulatory assessment fees.  Salaries and employee benefits increased $0.3 million during the third quarter when compared to the prior year, due in large part to additional staff added in response to year-over-year organic growth.  The year-over-year $0.1 million increase in occupancy costs is due in large part to annual increases in rental expenses.  Increases in regulatory assessment fees can be attributed to increases in FDIC assessment costs in general as well as a one-time charge in the approximate amount of $0.5 million to correct for the cumulative effect of an unintentional under accrual over a timeline that included ten reporting periods.  After consulting with the Company’s independent audit firm, Management determined that there was no material amount in any one reporting period and that the cumulative amount was processed in the third quarter of 2009.

Non interest expense for the first nine months of the year totaled approximately $25.7 million.  When compared to the same period ended a year earlier, this represents an increase of approximately $3.5 million.  The majority of the increase can be attributed to the write-down of and other expenses incurred associated with OREO properties.  Additionally, significantly higher regulatory assessment premiums, including the one-time FDIC special assessment, contributed further to the year over year increase within this category.

The efficiency ratio was 95.12% in the third quarter of 2009 compared to 70.02% in the previous quarter and 64.40% in the third quarter a year ago.  Net of these one-time expenses, such as write-downs on and other expenses incurred associated with OREO properties, the efficiency ratio would have been 73.81% for the third quarter.  For the first nine months of the year the efficiency ratio was 77.02% compared to 67.55% in the first nine months of 2008.  Net of the one-time items mentioned above, the efficiency ratio would have been 67.96% for the first nine months of the year.  The efficiency ratio measures operating expenses as a percent of total net revenues.

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

About the Company
Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara.  Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(audited)	(unaudited)	Percentage Change Vs.
(dollar amounts in thousands)	9/30/2009	6/30/2009	12/31/2008	9/30/2008	6/30/2009	12/31/2008	9/30/2008
Assets
Cash and due from banks	$18,155	$15,667	$17,921	$18,914	15.9%	1.3%	-4.0%
Federal funds sold	45,740	32,675	6,650	8,835	40.0%	587.8%	417.7%
Total cash and cash equivalents	63,895	48,342	24,571	27,749	32.2%	160.0%	130.3%

Interest bearing deposits with other banks	119	119	119	119	0.0%	0.0%	0.0%
Securities available for sale	102,871	75,726	50,762	52,634	35.8%	102.7%	95.4%
Federal Home Loan Bank stock, at cost	5,828	5,828	5,123	5,006	0.0%	13.8%	16.4%
Loans held for sale	7,778	11,692	7,939	2,955	-33.5%	-2.0%	163.2%
Loans, net (1)	692,359	685,193	668,034	654,403	1.0%	3.6%	5.8%
Property, premises and equipment	6,984	6,848	6,827	6,769	2.0%	2.3%	3.2%
Deferred tax assets	12,379	8,673	7,708	7,085	42.7%	60.6%	74.7%
Bank owned life insurance	11,432	10,949	10,737	10,631	4.4%	6.5%	7.5%
Goodwill	11,049	11,049	11,049	11,541	0.0%	0.0%	-4.3%
Core deposit intangible	2,904	3,166	3,691	3,906	-8.3%	-21.3%	-25.7%
Other real estate owned	2,607	6,669	1,337	197	-60.9%	95.0%	1223.4%
Other assets	6,600	7,101	7,691	4,940	-7.1%	-14.2%	33.6%
Total assets	$926,805	$881,355	$805,588	$787,935	5.2%	15.0%	17.6%

Liabilities
Deposits
Non interest bearing demand	$181,670	$178,600	$147,044	$155,267	1.7%	23.5%	17.0%
Savings, NOW, and money market	329,186	290,178	296,488	269,744	13.4%	11.0%	22.0%
Time deposits of $100K or more	125,230	125,325	75,111	75,657	-0.1%	66.7%	65.5%
Time deposits under $100K	117,443	109,886	84,878	88,583	6.9%	38.4%	32.6%
Total deposits	753,529	703,989	603,521	589,251	7.0%	24.9%	27.9%
Short term FHLB borrowing	65,000	55,000	99,000	96,500	18.2%	-34.3%	-32.6%
Long term FHLB borrowing	-	10,000	10,000	10,000	-100.0%	-100.0%	-100.0%
Securities sold under agreement to repurchase	-	-	2,796	1,235	0.0%	-100.0%	-100.0%
Junior subordinated debentures	13,403	13,403	13,403	13,403	0.0%	0.0%	0.0%
Other liabilities	7,087	7,649	6,836	6,592	-7.3%	3.7%	7.5%
Total liabilities	839,019	790,041	735,556	716,981	6.2%	14.1%	17.0%

Stockholders' equity
Senior preferred stock, no par value;
$1,000 per share stated value 5,000,000
shares authorized, 21,000 issued and outstanding	19,341	19,253	-	-	0.5%	100.0%	100.0%
Common stock, no par value; 20,000,000 shares
authorized; issued and outstanding: 7,760,505; 7,761,554;
7,753,078 and 7,709,600 as of September 30, 2009;
June 30, 2009; December 31, 2008; and
September 30, 2008, respectively.	48,695	48,695	48,649	48,456	0.0%	0.1%	0.5%
Additional paid in capital	3,172	3,087	1,055	947	2.8%	200.7%	235.0%
Retained earnings	17,174	22,768	21,420	22,675	-24.6%	-19.8%	-24.3%
Accumulated other comprehensive income	(596)	(2,489)	(1,092)	(1,124)	76.1%	45.4%	47.0%
Total stockholders' equity	87,786	91,314	70,032	70,954	-3.9%	25.4%	23.7%
Total liabilities and stockholders' equity	$926,805	$881,355	$805,588	$787,935	5.2%	15.0%	17.6%

(1)
Loans are net of deferred loan fees of $1,635; $1,555; $1,701; $1,647 and allowance for loan losses of $15,873; $11,106; $10,412; $10,350for September 30, 2009, June 30, 2009, December 31, 2008, and September 30, 2008 respectively.

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended			Percentage Change Vs.
(dollar amounts in thousands except per share data)	9/30/2009	6/30/2009	9/30/2008	6/30/2009	9/30/2008
Interest Income
Interest and fees on loans	$10,703	$11,416	$11,731	-6.2%	-8.8%
Interest on investment securities
Mortgage backed securities	871	625	515	39.4%	69.1%
Obligations of state and political subdivisions	247	208	186	18.8%	32.8%
Interest on time deposits with other banks	1	1	1	0.0%	0.0%
Interest on federal funds sold	21	10	18	110.0%	16.7%
Interest on other securities	17	9	85	88.9%	-80.0%
Total interest income	11,860	12,269	12,536	-3.3%	-5.4%
Interest Expense
Interest on savings, NOW and money market deposits	984	839	886	17.3%	11.1%
Interest on time deposits in denominations of $100K or more	695	631	620	10.1%	12.1%
Interest on time deposits under $100K	675	664	702	1.7%	-3.8%
Other borrowings	241	293	803	-17.7%	-70.0%
Total interest expense	2,595	2,427	3,011	6.9%	-13.8%
Net interest income before provision for loan losses	9,265	9,842	9,525	-5.9%	-2.7%
Provision for loan losses	9,756	2,700	3,200	261.3%	204.9%
Net interest income after provision for loan losses	(491)	7,142	6,325	-106.9%	-107.8%
Non Interest Income
Service charges on deposit accounts	750	752	878	-0.3%	-14.6%
ATM/Debit and credit card transaction/interchange fees	253	254	220	-0.4%	15.0%
Bancard	48	55	69	-12.7%	-30.4%
Mortgage origination fees	245	336	118	-27.1%	107.6%
Earnings on bank owned life insurance	124	124	121	0.0%	2.5%
Other commissions and fees	92	83	107	10.8%	-14.0%
Gain on sale of investment securities	211	-	-	100.0%	100.0%
Loss on sale of OREO property	(200)	(104)	-	-92.3%	-100.0%
Gain on sale of SBA loans	70	-	-	100.0%	100.0%
Total non interest income	1,593	1,500	1,513	6.2%	5.3%
Non Interest Expense
Salaries and employee benefits	3,969	3,745	3,651	6.0%	8.7%
Occupancy	843	826	741	2.1%	13.8%
Equipment	365	376	336	-2.9%	8.6%
Promotional	191	225	199	-15.1%	-4.0%
Data processing	687	691	672	-0.6%	2.2%
Stationary and supplies	111	99	99	12.1%	12.1%
Regulatory fees	851	537	116	58.5%	633.6%
Audit and tax costs	182	147	114	23.8%	59.6%
Amortization of core deposit intangible	262	262	215	0.0%	21.9%
Director fees	80	80	80	0.0%	0.0%
Communication	76	61	87	24.6%	-12.6%
Other	2,634	965	798	173.0%	230.1%
Total non interest expense	10,251	8,014	7,108	27.9%	44.2%
(Loss) / income before provision for income taxes	(9,149)	628	730	-1556.8%	-1353.3%
Provision for income taxes	(3,907)	121	196	-3328.9%	-2093.4%
Net (loss) / income	(5,242)	507	534	-1133.9%	-1081.6%
Dividends and accretion on preferred stock	352	250	-	40.8%	100.0%
Net (loss) / income available to common shareholders	$(5,594)	$257	$534	-2276.7%	-1147.6%

Shares Outstanding
Basic	7,699,377	7,696,027	7,709,600
Diluted	7,945,382	7,866,962	7,798,321
(Loss) / Earnings Per Common Share
Basic	$(0.73)	$0.03	$0.07
Diluted	$(0.70)	$0.03	$0.07

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	Percentage
	For the Nine Months Ended		Change Vs.
(dollar amounts in thousands except per share data)	9/30/2009	9/30/2008	9/30/2008
Interest Income
Interest and fees on loans	$33,266	$35,554	-6.44%
Interest on investment securities
Mortgage backed securities	2,044	1,481	38.0%
Obligations of state and political subdivisions	641	555	15.5%
Interest on time deposits with other banks	3	7	-57.1%
Interest on federal funds sold	38	130	-70.8%
Interest on other securities	33	200	-83.5%
Total interest income	36,025	37,927	-5.0%
Interest Expense
Interest on savings, NOW and money market deposits	2,640	3,412	-22.6%
Interest on time deposits in denominations of $100K or more	1,870	1,825	2.5%
Interest on time deposits under $100K	1,903	2,276	-16.4%
Other borrowings	938	2,180	-57.0%
Total interest expense	7,351	9,693	-24.2%
Net interest income before provision for loan losses	28,674	28,234	1.6%
Provision for loan losses	14,566	6,215	134.4%
Net interest income after provision for loan losses	14,108	22,019	-35.9%
Non Interest Income
Service charges on deposit accounts	2,214	2,487	-11.0%
ATM/Debit Card transaction/interchange fees	723	672	7.6%
Bancard	140	183	-23.5%
Mortgage origination fees	910	367	148.0%
Earnings on bank owned life insurance	369	352	4.8%
Other commissions and fees	325	610	-46.7%
Gain on sale of investment securities	333	37	800.0%
Loss on sale of OREO property	(331)	-	-100.0%
Gain on sale of SBA loans	70	-	100.0%
Total non interest income	4,753	4,708	1.0%
Non Interest Expense
Salaries and employee benefits	11,517	11,897	-3.2%
Occupancy	2,521	2,291	10.0%
Equipment	1,066	1,053	1.2%
Promotional	517	681	-24.1%
Data processing	2,049	1,998	2.6%
Stationary and supplies	314	323	-2.8%
Regulatory fees	1,531	340	350.3%
Audit and tax costs	477	342	39.5%
Amortization of core deposit intangible	787	646	21.8%
Director fees	243	238	2.1%
Communication	199	239	-16.7%
Other	4,469	2,178	105.2%
Total non interest expenses	25,690	22,226	15.6%
(Loss) / income before provision for income taxes	(6,829)	4,501	-251.7%
Provision for income taxes	(3,196)	1,601	-299.6%
Net (loss) / income	(3,633)	2,900	-225.3%
Dividends and accretion on preferred stock	613	-	100.0%
Net (loss) / income available to common shareholders	$(4,246)	$2,900	-246.4%

Shares Outstanding
Basic	7,694,969	7,703,107
Diluted	7,839,014	7,832,815
(Loss) / Earnings Per Common Share
Basic	$(0.56)	$0.38
Diluted	$(0.53)	$0.37

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

	Three Months Ended
AVERAGE BALANCES AND RATES	9/30/2009		12/31/2008		9/30/2008
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$119	3.33%	$119	3.34%	$128	3.11%
Federal funds sold	33,895	0.25%	5,774	0.69%	3,342	2.14%
Investment securities - taxable	75,563	4.66%	40,366	5.34%	43,221	5.52%
Investment securities - non taxable	22,653	4.33%	16,650	4.44%	17,125	4.32%
Loans	713,810	5.95%	675,742	6.76%	667,441	6.99%
Total earning assets	846,040	5.56%	738,651	6.58%	731,257	6.82%
Allowance for loan losses	(11,969)		(10,002)		(8,664)
Other assets	71,976		66,340		65,230
Total assets	906,047		$794,989		$787,823

Interest Bearing Liabilities
Interest bearing demand	67,825	0.92%	$72,038	0.57%	$74,042	0.47%
Savings	25,619	0.28%	22,236	0.30%	23,272	0.43%
Money market	209,634	1.52%	179,009	1.69%	175,968	1.75%
Time deposits	219,253	2.32%	139,753	2.90%	144,490	3.06%
Brokered money market	2,826	0.70%	26,218	1.24%	-	0.00%
Brokered time deposits	23,426	1.46%	21,908	3.76%	25,027	3.35%
Total interest bearing deposits	548,583	1.70%	461,162	1.89%	442,799	1.98%
Federal funds purchased	-	0.00%	1,402	1.42%	4,583	2.26%
Securities sold under agreement to repurchase	-	0.00%	2,642	1.20%	2,327	1.88%
Federal Home Loan Bank borrowings	65,000	0.63%	83,565	2.19%	89,408	2.59%
Junior subordinated debentures	13,403	4.08%	13,403	6.14%	13,403	5.46%
Total borrowed funds	78,403	1.22%	101,012	2.68%	109,721	2.91%
Total interest bearing liabilities	626,986	1.64%	562,174	2.03%	552,520	2.17%
Non interest bearing demand	178,293	0.00%	153,432	0.00%	155,582	0.00%
Total funding	805,279	1.28%	715,606	1.60%	708,102	1.69%
Other liabilities	8,490		7,388		7,585
Total liabilities	813,769		722,994		715,687
Total shareholders' equity	92,278		71,995		72,136
Total liabilities and shareholders' equity	$906,047		$794,989		$787,823

Net interest margin		4.34%		5.04%		5.18%

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

	Nine Months Ended
AVERAGE BALANCES AND RATES	9/30/2009		9/30/2008
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets
Investments with other banks	$119	3.37%	$246	3.80%
Federal funds sold	22,596	0.22%	6,855	2.53%
Investment securities - taxable	59,614	4.66%	42,656	5.26%
Investment securities - non taxable	19,763	4.34%	17,223	4.30%
Loans	705,187	6.31%	649,511	7.31%
Total earning assets	807,279	5.97%	716,491	7.07%
Allowance for loan losses	(10,909)		(7,120)
Other assets	70,288		65,028
Total assets	$866,658		$774,399

Interest Bearing Liabilities
Interest bearing demand	64,524	0.72%	$74,886	0.61%
Savings	23,849	0.21%	26,834	0.95%
Money market	186,921	1.51%	189,181	2.03%
Time deposits	182,771	2.49%	142,919	3.43%
Brokered money market	25,387	0.72%	-	0.00%
Brokered time deposits	29,886	1.67%	15,849	3.62%
Total interest bearing deposits	513,338	1.67%	449,669	2.23%
Federal funds purchased	251	1.07%	4,079	2.69%
Securities sold under agreement to repurchase	870	0.15%	2,163	2.35%
Federal Home Loan Bank borrowings	80,982	0.81%	74,637	2.64%
Junior subordinated debentures	13,403	4.42%	13,403	5.85%
Total borrowed funds	95,506	1.31%	94,282	3.09%
Total interest bearing liabilities	608,844	1.61%	543,951	2.38%
Non interest bearing demand	162,830	0.00%	150,890	0.00%
Total funding	771,674	1.27%	694,841	1.86%
Other liabilities	8,650		7,894
Total liabilities	780,324		702,735
Total shareholders' equity	86,334		71,664
Total liabilities and shareholders' equity	$866,658		$774,399

Net interest margin		4.75%		5.26%

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

Additional Financial Information
(dollar amounts in thousands)	For the Quarters Ended				Percentage Change Vs.
LOANS	9/30/2009	6/30/2009	12/31/2008	9/30/2008	6/30/2009	12/31/2008	9/30/2008
Real Estate Secured
Multi-family residential	$17,323	$17,414	$16,206	$13,997	-0.5%	6.9%	23.8%
Residential 1 to 4 family	24,580	23,626	23,910	29,031	4.0%	2.8%	-15.3%
Home equity lines of credit	29,189	29,049	26,409	22,247	0.5%	10.5%	31.2%
Commercial	317,811	302,735	285,631	281,269	5.0%	11.3%	13.0%
Farmland	9,842	9,639	10,723	10,630	2.1%	-8.2%	-7.4%
Commercial
Commercial and industrial	166,618	171,208	157,674	151,323	-2.7%	5.7%	10.1%
Agriculture	14,819	14,231	13,744	13,059	4.1%	7.8%	13.5%
Other	368	491	620	662	-25.0%	-40.6%	-44.3%
Construction
Single family residential	14,669	14,710	11,414	12,897	-0.3%	28.5%	13.7%
Single family residential - Spec.	5,757	10,338	15,395	17,469	-44.3%	-62.6%	-67.0%
Tract	2,215	3,202	2,431	1,999	-30.8%	-8.9%	10.8%
Multi-family	5,575	5,648	5,808	7,803	-1.3%	-4.0%	-28.6%
Hospitality	14,252	12,388	18,630	14,177	15.0%	-23.5%	0.5%
Commercial	22,997	17,215	21,484	25,624	33.6%	7.0%	-10.3%
Land	54,619	57,149	61,681	55,704	-4.4%	-11.4%	-1.9%
Installment loans to individuals	8,863	8,428	7,851	7,889	5.2%	12.9%	12.3%
All other loans (including overdrafts)	370	383	536	620	-3.5%	-31.0%	-40.4%
Total gross loans	$709,867	$697,854	$680,147	$666,400	1.7%	4.4%	6.5%
Deferred loan fees	1,635	1,555	1,701	1,647	5.2%	-3.9%	-0.7%
Allowance for loan losses	15,873	11,106	10,412	10,350	42.9%	52.4%	53.4%
Net loans	$692,359	$685,193	$668,034	$654,403	1.0%	3.6%	5.8%
Loans held for sale	7,778	$11,692	$7,939	$2,955	-33.5%	-2.0%	163.2%

	For the Quarters Ended				Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	9/30/2009	6/30/2009	12/31/2008	9/30/2008	6/30/2009	12/31/2008	6/30/2008

Balance, beginning of period	$11,106	$10,429	$10,350	$8,128	6.5%	7.3%	36.6%
Provision expense	9,756	2,700	6,000	3,200	261.3%	62.6%	204.9%
Loans charged off
Commercial real estate	41	-	35	-	100.0%	17.1%	100.0%
Residential 1 to 4 family	304	-	555	-	-	-45.2%	-
Commercial and industrial	503	942	2,998	282	-46.6%	-83.2%	78.4%
Agriculture	1,909	-	-	-	100.0%	100.0%	100.0%
Construction	397	415	914	717	-4.3%	-56.6%	-44.6%
Land	1,801	681	1,434	-	164.5%	25.6%	-
Other	42	4	5	34	950.0%	740.0%	23.5%
Total charge offs	4,997	2,042	5,941	1,033	144.7%	-15.9%	383.7%
Recoveries of loans previously charged off	8	19	3	55	-57.9%	166.7%	-85.5%
Balance, end of period	$15,873	$11,106	$10,412	$10,350	42.9%	52.4%	53.4%

Net charge-offs	$4,989	$2,023	$5,938	$978	146.6%	-16.0%	410.1%

	For the Quarters Ended				Percentage Change Vs.
NON-PERFORMING ASSETS	9/30/2009	6/30/2009	12/31/2008	9/30/2008	6/30/2009	12/31/2008	6/30/2008

Loans on non-accrual status
Commercial real estate	$5,747	$2,776	$1,961	$1,814	107.0%	193.1%	216.8%
Residential 1-4 family	1,272	392	265	709	224.5%	380.0%	79.4%
Home equity lines of credit	320	320	320	-	0.0%	0.0%	100.0%
Commercial	5,958	5,316	7,060	7,954	12.1%	-15.6%	-25.1%
Agriculture	3,214	384	-	-	737.0%	100.0%	100.0%
Construction	3,838	2,267	5,990	11,311	69.3%	-35.9%	-66.1%
Land	18,993	511	2,720	590	3616.8%	598.3%	3119.2%
Installment	51	132	11	12	-61.4%	363.6%	325.0%
Total non-accruing loans	$39,393	$12,098	$18,327	$22,390	225.6%	114.9%	75.9%
Loans more than 90 days delinquent, still accruing	445	140	348	-	217.9%	27.9%	100.0%
Total non-performing loans	39,838	12,238	18,675	22,390	225.5%	113.3%	77.9%
Other real estate owned (OREO)	2,607	6,669	1,337	197	-60.9%	95.0%	1223.4%
Total non-performing assets	$42,445	$18,907	$20,012	$22,587	124.5%	112.1%	87.9%

	For the Quarters Ended				Percentage Change Vs.
DEPOSITS	9/30/2009	6/30/2009	12/31/2008	9/30/2008	6/30/2009	12/31/2008	6/30/2008

Non-interest bearing demand	$181,670	$178,600	$147,044	$155,267	1.7%	23.5%	17.0%
Interest-bearing demand	70,092	64,723	72,952	71,601	8.3%	-3.9%	-2.1%
Regular savings accounts	26,088	24,792	21,835	22,484	5.2%	19.5%	16.0%
Money market accounts	231,005	190,661	173,199	175,659	21.2%	33.4%	31.5%
Brokered money market funds	2,001	10,002	28,502	-	-80.0%	-93.0%	100.0%
Total interest-bearing transaction & savings accounts	329,186	290,178	296,488	269,744	13.4%	11.0%	22.0%
Time deposits	227,670	206,708	139,872	144,011	10.1%	62.8%	58.1%
Brokered time deposits	15,003	28,503	20,117	20,229	-47.4%	-25.4%	-25.8%
Total deposits	$753,529	$703,989	$603,521	$589,251	7.0%	24.9%	27.9%

Heritage Oaks Bancorp 3Q09 Results
October 29, 2009

	Three Months Ended				Nine Months Ended
PROFITABILITY / PERFORMANCE RATIOS	9/30/2009	6/30/2009	12/31/2008	9/30/2008	9/30/2009	9/30/2008
Operating efficiency	95.12%	70.02%	66.43%	64.40%	77.02%	67.55%
Operating efficiency (1)	73.81%	64.94%	66.03%	64.40%	67.96%	67.55%
Return on average equity	-22.54%	2.20%	-6.93%	2.94%	-5.63%	5.41%
Return on average common equity	-30.41%	1.41%	-6.93%	2.94%	-7.82%	5.41%
Return on average tangible equity	-25.93%	2.54%	-8.65%	3.71%	-6.59%	6.90%
Return on average tangible common equity	-36.44%	1.69%	-8.65%	3.71%	-9.46%	6.90%
Return on average assets	-2.30%	0.23%	-0.63%	0.27%	-0.56%	0.50%
Non interest income to average assets	0.70%	0.69%	0.75%	0.76%	0.73%	0.81%
Non interest expense to average assets	4.49%	3.71%	3.61%	3.59%	3.96%	3.83%
Net interest income to average assets	4.06%	4.56%	4.68%	4.81%	4.42%	4.87%
Non interest income to total net revenue	12.79%	13.23%	13.81%	13.71%	12.45%	14.29%
Interest rate yield on interest earnings assets	5.56%	6.12%	6.58%	6.82%	5.97%	7.07%
Cost of interest bearing liabilities	1.70%	1.65%	2.03%	2.17%	1.67%	2.38%
Cost of funds	1.28%	1.27%	1.60%	1.69%	1.27%	1.86%
Net interest margin	4.34%	4.91%	5.04%	5.18%	4.75%	5.26%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	5.61%	1.75%	2.75%	3.36%
Non-performing loans as a % of ALLL	250.98%	110.19%	179.36%	216.33%
Non-performing loans as a % of total assets	4.30%	1.39%	2.32%	2.84%
Non-performing loans to primary capital	45.38%	13.40%	26.67%	31.56%
Non-performing assets to total assets	4.58%	2.15%	2.48%	2.87%
Allowance for loan losses to total gross loans	2.24%	1.59%	1.53%	1.55%
Net charge-offs to average loans outstanding	0.70%	0.29%	0.88%	0.15%

CAPITAL RATIOS

Company
Leverage ratio	9.30%	10.87%	8.90%	9.01%
Tier I Risk-Based Capital Ratio	10.52%	11.95%	9.37%	9.67%
Total Risk-Based Capital Ratio	11.78%	13.20%	10.62%	10.92%

Bank
Leverage ratio	8.76%	10.33%	8.66%	8.78%
Tier I Risk-Based Capital Ratio	9.86%	11.23%	9.10%	9.41%
Total Risk-Based Capital Ratio	11.12%	12.49%	10.36%	10.66%

(1) Ratio does not include the following one time items; OREO related expenses of $1,702 and $2,039 for the three and nine month periods ending September 30, 2009, $193 for the three months ending June 30, 2009 and $44 for the three months ending December 31, 2008, loss on sale of OREO properties of $200 and $331 for the three and nine month periods ending September 30, 2009, $104 for the three months ending June 30, 2009 and FDIC special assessment fee of $594 and $982 for the three and nine month periods ending September 30, 2009 and $388 for the three months ending June 30, 2009.

NOTE:  Transmitted on GlobeNewswire on October 29, 2009 at 1:35 p.m. PDT